                                                                   EXHIBIT 10.14

                         Streamline Facility Agreement

                               October 30,  1998


Terayon Communication Systems, Inc.
2952 Bunker Hill Lane
Santa Clara, California 95054

Gentlemen:

     Reference is made to the Loan and Security between you ("Borrower") and us ("Silicon") dated August 10, 1998 (as amended, the "Loan Agreement"). (This letter agreement, the Loan Agreement, and all other written documents and agreements between us are referred to herein collectively as the "Loan
Documents".   Capitalized terms used but not defined in this agreement, shall have the meanings set forth in the Loan Agreement.)

     This will confirm our agreement that the following provisions shall apply, effective on the date hereof:

     1.   Monthly Borrowing Base.  Within 20 days after the end of each month,
          -----------------------
if at the end of such month the outstanding Obligations exceed $3,000,000, Borrower shall deliver to Silicon a Borrowing Base Certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Controller of Borrower in substantially the form of Exhibit A hereto.

     2.   Daily Delivery of Proceeds of Receivables Not Required.  Borrower
          ------------------------------------------------------
shall not be required to deliver the proceeds of Receivables to Silicon upon receipt as provided in Section 4.4 of the Loan Agreement; provided that if any Event of Default has occurred and is continuing, without limiting its other rights and remedies, Silicon shall have the right to require that all proceeds of all Receivables be delivered to Silicon upon receipt and in the form received.

     3.   Changes to Reporting Requirements.
          ----------------------------------

          (a) Daily delivery to Silicon of transaction reports, schedules and assignments of Receivables, and schedules of collections, and delivery to Silicon of copies of credit memos within two days after the date issued, as called for by Section 4.3 of the Loan Agreement, will not be required.

          (b) The first sentence of Section 4.6, which requires that Borrower promptly notify Silicon of all disputes or claims relating to Receivables, is replaced by the following: "Borrower shall promptly notify Silicon of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than $50,000".

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

          (c) The following reporting requirements shall supersede and replace those reporting requirements set forth in Section 6 of the Schedule to the Loan Agreement. Borrower shall provide Silicon with the following, in such form as Silicon shall specify:

               (i) Monthly Receivable agings, aged by invoice date, within twenty days after the end of each month if at the end of such month the outstanding Obligations exceed $3,000,000.

               (ii) Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within twenty days after the end of each month if at the end of such month the outstanding Obligations exceed $3,000,000.

              (iii) Quarterly Compliance Certificates, within fifty days after the end of each fiscal quarter, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such fiscal quarter Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such fiscal quarter there were no held checks.

               (iv) Copies of all reports on Form 10-Q filed with the Securities and Exchange Commission, within fifty (50) days after the end of each fiscal quarter.

                (v) Copies of all reports on Form 10-K filed with the Securities and Exchange Commission, within ninety-five
                      (95) days after the end of each fiscal year.

     4.   Letters of Credit.  Section 1.5 of the Loan Agreement is amended to
          -----------------
read as follows:

          "1.5 LETTERS OF CREDIT. At the request of Borrower, Silicon may, in its sole discretion, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any

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     payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Silicon relating to Letters of Credit are cumulative."

     5.   Credit Limit.  The Credit Limit (Section 1 of the Schedule to the Loan
          ------------
Agreement) is hereby amended to read as follows:

"1.  CREDIT LIMIT

     (Section 1.1):  An amount not to exceed the lesser of:

               (a) $10,000,000 at any one time outstanding (the "Maximum Credit Limit") or,

               (b)   the sum of:

                     (i) 80% of Borrower's Eligible Receivables other than Receivables backed by a letter of credit satisfactory to Silicon, plus
                                      ----

                    (ii) 100% of Borrower's Eligible Receivables backed by a letter of credit satisfactory to Silicon,

                    provided that subsection (b) above shall not apply unless
                    -------- ----
                    the outstanding Obligations exceed $3,000,000.

   LETTER OF CREDIT SUBLIMIT
   (Section 1.5):        $2,000,000.

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

  FOREIGN EXCHANGE
  CONTRACT SUBLIMIT       Up to $2,000,000 of the Credit Limit (the "Contract
                          Limit") may be utilized for spot and future foreign exchange contracts (the "Exchange Contracts"). The
                          Credit Limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, Borrower may request that Silicon debit Borrower's bank account with Silicon for such amount, provided Borrower has immediately available funds in such amount in its bank account.

                          Silicon may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is not sufficient availability under the Credit Limit and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If either Silicon or Borrower terminates the Exchange Contracts, and without limitation of the FX Indemnity Provisions (as defined below), Borrower agrees to reimburse Silicon for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                          Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $1,000,000 (the "Settlement Limit"), nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed the Contract Limit.

                          Notwithstanding the above, however, the amount which may be settled in any two (2) business day period may, in Silicon's sole discretion, be increased above the Settlement Limit up to, but in no event to exceed, the

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

                          amount of the Contract Limit (the "Discretionary Settlement Amount") under either of the following circumstances (the "Discretionary Settlement Circumstances"):

                              (i) if there is sufficient availability under the Credit Limit in the amount of the Foreign Exchange Reserve as of each Determination Date, and Silicon in advance shall reserve the full amount of the Foreign Exchange Reserve against the Credit Limit; or

                              (ii) if there is insufficient availability under the Credit Limit as to settlements within any two
                              (2) business day period, and if Silicon is able to: (A) verify good funds overseas prior to crediting Borrower's deposit account with Silicon (in the case of Borrower's sale of foreign currency); or (B) debit Borrower's deposit account with Silicon prior to delivering foreign currency overseas (in the case of Borrower's purchase of foreign currency);

                          provided that it is expressly understood that Silicon's willingness to adopt the Discretionary Settlement Amount is a matter of Silicon's sole discretion and the existence of any Discretionary Settlement Circumstances in no way means or implies that Silicon shall be obligated to permit Borrower to exceed the Settlement Limit in any two business day period.

                          In the case of Borrower's purchase of foreign currency, Borrower shall instruct Silicon in advance upon settlement either to treat the settlement amount as an advance under the Credit Limit, or to debit Borrower's account for the amount settled.

                          Borrower shall execute all standard form applications and agreements of Silicon in connection with the Exchange Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the Exchange Contracts.

                          Without limiting any of the other terms of this Loan Agreement or any such standard form applications and agreements of Silicon, Borrower agrees to indemnify Silicon and hold it harmless, from and against any and all

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

                          claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Silicon's choice), of every nature and description, which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby (collectively referred to as the "FX Indemnity Provisions").

                          The Exchange Contracts shall have maturity dates no later than the Maturity Date."

     6.   Interest Rate.  The definition of the interest rate charged upon all
          -------------
monetary Obligations, as set forth in Section 2 of the Schedule to the Loan Agreement, is hereby amended to read as follows:

          "A rate equal to the "Prime Rate" in effect from time to time. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate."

     7.   Change in Maturity Date.  The Maturity Date is hereby amended to be
          -----------------------
364 days from the date of this letter agreement.

     8.   Financial Covenants.  Borrower shall comply with all of the following
          -------------------
covenants.  Compliance shall be determined as of the end of each fiscal quarter.

          (a) Tangible Net Worth.  During the six-month period beginning with
              ------------------
the date of this letter agreement, Borrower shall maintain a Tangible Net Worth of not less than $25,000,000. Beginning six months from the date of this letter agreement, and continuing thereafter, Borrower shall maintain a Tangible Net Worth of not less than $20,000,000. The foregoing supersedes and replaces the Minimum Tangible Net Worth covenant set forth in Section 5 of the Schedule to the Loan Agreement.

          (b) Quick Ratio.  Borrower shall maintain a ratio of quick assets of
              -----------
current liabilities of at least 2.0 to 1.0. The term "quick assets" means, as of any applicable date, Borrower's consolidated cash, cash equivalents, accounts receivable and investments with maturities of fewer than 90 days, determined in accordance with generally accepted accounting principles.

          (c) Debt-Net Worth Ratio.  Borrower shall maintain a ratio of total
              --------------------
liabilities to tangible net worth of not more than 1.0 to 1.0.

     This letter agreement, the Loan Agreement, and the other Loan Documents set

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

forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, oral representations, oral agreements and oral understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other Loan Documents shall continue in full force and effect and the same are hereby ratified and confirmed.

     If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement and return it to us.

                              Sincerely yours,

                              Silicon Valley Bank


                              By /s/ Timothy M. Walsh
                                 ----------------------------
                                 Title        VP
                                       ----------------------
Accepted and agreed:


Borrower:
  TERAYON COMMUNICATION SYSTEMS,
  INC.

By /s/ Ray M. Fritz
   ------------------------
President or Vice President

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

                                   EXHIBIT A

                          BORROWING BASE CERTIFICATE

Borrower:          Terayon Communication Systems, Inc.               Bank:                    Silicon Valley Bank
ACCOUNTS RECEIVABLE
     1.   Accounts Receivable Book Value as of _____                                               $_______________ _
     2.   Additions (please explain on reverse)                                                    $_______________ _
     3.   TOTAL ACCOUNTS RECEIVABLE                                                                $_______________ _
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
     4.   Amounts over 90 days due                                        $_______________ _
     5.   Balance of 50% over 90 day accounts                             $_______________ _
     6.   Concentration Limits                                            $_______________ _
     7.   Foreign Accounts                  $_______________ _
     8.   Governmental Accounts             $_______________ _
     9.   Contra Accounts                   $_______________ _
     10.  Promotion or Demo Accounts                                      $_______________ _
     11.  Intercompany/Employee Accounts                                  $_______________ _
     12.  Other (please explain on reverse) $_______________ _
     13.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                                     $_______________ _
     14.  Eligible Accounts (#3 minus #13)                                $_______________ _
     15.  LOAN VALUE OF ACCOUNTS (_____% OF #14)                                                   $_______________ _
INVENTORY
     16.  Inventory Value as of _________ _                               $_______________ _
     17.  LOAN VALUE OF INVENTORY (_____% OF #16)                                                  $_______________ _
BALANCES
     18.  Maximum Loan Amount                                             $_______________ _
     19.  Total Funds Available [Lessor of #18 or (#15 plus #17)]                                  $_______________ _
     20.  Present balance owing on Line of Credit                                                  $_______________ _
     21.  Outstanding under Sublimits ( )                                 $_______________ _
     22.  RESERVE POSITION (#19 minus #20 and #21)                                                 $_______________ _

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.
COMMENTS:

                                            ====================================
                                                       BANK USE ONLY

                                            Received By:______________
                                            Date:______________
                                            Reviewed By:______________
                                            Complaints Status: Yes/No
                                            ====================================

Terayon Communication Systems, Inc.


By: /s/ Ray M. Fritz
    ______________________________
     Authorized Signer